Exhibit 10.1

Internap Corporation

2016 Short-Term Incentive Plan

Establishment of Plan

Internap Corporation (the “Company”) has established the 2016 Short-Term Incentive Plan (the “2016 Plan”) to provide for the award of cash bonuses to eligible participants based solely upon the achievement of Corporate and/or Business Unit Financial Targets in the fiscal year ending December 31, 2016. The 2016 Plan supersedes all prior versions of any short term incentive plan or other similar bonus plan but does not supersede the Company’s Employment Security Plan or any Employment Security Agreement or any terms thereof.

Purpose of the 2016 Plan

The purpose of the 2016 Plan is to:

●	Align participants’ actions with the accomplishment of key corporate financial and business unit operational goals;
●	Encourage and reward individuals, as applicable, for the achievement of corporate and, as applicable, business unit financial targets; and
●	Provide incentive compensation opportunities based on the Company’s success in meeting its corporate financial and business unit targets.

Effective Date

The 2016 Plan is effective January 1, 2016 and will expire on December 31, 2016 if not sooner terminated as provided herein.

Administration

The Compensation Committee (the “Committee”) of the Board of Directors administers the 2016 Plan. The Committee may delegate any functions to designated individuals who may be employees of the Company. Except as limited herein, the Committee has full authority and discretion to interpret the 2016 Plan and to make all other determinations deemed necessary or advisable for the administration of the 2016 Plan. All disputes associated with interpretation of the 2016 Plan or awards hereunder shall be submitted to the SVP, General Counsel, whose determination shall be final and binding.

Participation

Eligibility to participate in the 2016 Plan for Section 16 officers (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934) is at the discretion of the Committee. Eligibility to participate in the 2016 Plan for all other employees is at the discretion and invitation of the Chief Executive Officer. Employees participating in the 2016 Sales Incentive Plan for Commissionable Sales Professionals, the 2016 Senior Executive Sales Incentive Plan or any other operational or sales incentive plan or arrangement, are not eligible to participate in the 2016 Plan.

Employees joining the Company after January 1, 2016 may be eligible to participate in the 2016 Plan in the Committee’s discretion (in the case of Section 16 officers) or the Chief Executive Officer’s discretion (in the case of other employees). Any award made to an employee who participates for less than the full year will be prorated based on the base salary earned during the employee’s partial year of service.

Key Terms

Awards are based on achievement of corporate and/or business unit goals, which are recommended by the Chief Executive Officer and approved by the Committee. Corporate financial targets are Bookings Net of Churn (BNoC), Revenue and EBITDA (“Corporate Financial Targets”). Business unit financial targets are BNoC, Revenue and/or Operating Margin (Gross Margin minus Operating Expenses) for the particular business unit (“Business Unit Financial Target”).

The goals of employees of a business unit, including the Senior Vice Presidents and Vice Presidents of that business unit, are based on both Corporate Financial Targets and Business Unit Financial Targets. The goals of all other employees, including other Senior Vice Presidents and Vice Presidents, are based solely on Corporate Financial Targets. Payments to any participant in the STIP for Corporate Financial Targets and/or Business Unit Financial Targets are made on a prorated basis only if the threshold level for all of the Corporate Financial Targets are achieved. If the threshold for all Corporate Financial Targets are not achieved, no payments will be made under the STIP to any participant.

The incentive split between Corporate Financial Targets and Business Unit Financial Targets differs based on whether a participant is a member of a business unit. The following table reflects the weightings of each component:

	STIP Incentive Compensation Weighting % by Position
Corporate Financial Target	C-level/SVPs/ Staff VP’s	BU Participants*	All Other Staff
Corporate Financial Tgt: Bookings Net of Churn (BNOC)	30	20	30
Corporate Financial Tgt: Revenue	30	20	30
Corporate Financial Tgt: EBITDA	40	40	40
Business Unit Financial Targets	0	20	0
Total at Target	100	100	100

All SVPs and VPs are eligible for payment for achievement of stretch Corporate Financial and Business Unit Targets

*Includes SVPs and VPs in Business Units

The table below identifies the target incentives as a percentage of Base Salary based on a participant’s position and the split between Corporate Financial Targets and Business Unit Financial Targets. At the C-level/SVP/VP levels, the maximum STIP payout can equal up to 2 times a participant’s target incentive based on the achievement of stretch Corporate and/or Business Unit Financial Targets.

Position Grouping	Target Incentive (Varies by Role)	Corporate Financial Targets	Business Unit Financial Targets
C-level/SVPs	Up to 100%	100%	n/a
Business Unit Participants	Up to 50%	80%	20%
All Other Participants	Up to 50%	100%	na

Base Salary is defined as actual base salary earned during 2016, which would exclude any bonuses, incentives or other allowances which may have been earned or received during 2016.

Determination and Payment of Awards

The Committee has sole discretion to determine awards relative to Corporate Financial Targets and Business Unit Financial Targets for all participants after consideration of any recommendation by the Chief Executive Officer. The Committee recommends to the full Board of Directors, for their approval, any award to the Chief Executive Officer. All payments of awards are subject to applicable laws and regulations and terms and conditions of contracts to which the Company is a party and bound.

Manner and Timing of Awards

All awards granted pursuant to the 2016 Plan shall be paid in cash (local currency). If the Committee determines that awards are due and payable under the 2016 Plan, the Company will pay all such awards not later than March 15, 2017.

Recoupment of Awards

If the Committee determines that any 2016 Plan participant has engaged in fraud or intentional misconduct that has caused a restatement of the Company’s financial statements, the Committee will review the award received or to be received by that participant on the basis of the Company’s performance during the periods affected by the restatement. If the award would have been lower if it had been based on the restated results, the Committee may direct the Company to seek recoupment of the award.

Termination of Employment

An award under the 2016 Plan is earned on the date payment is made to participants who have been continuously employed by the Company through the payment date. Notwithstanding the foregoing, if a participant has been involuntarily terminated without cause by the Company between December 31, 2016 and the payment date, the Committee will determine whether it would be appropriate to pay an award to the participant and whether any such award approved shall be paid earlier than the payment date to all other participants. If the Committee determines to pay an award to a participant in accordance with the preceding sentence, the payment of an award will be conditioned on the former employee/participant executing the Company’s then-standard form of general release. The Committee may delegate its authority under this paragraph to the Chief Executive Officer as appropriate.

If a participant has voluntarily resigned or has been terminated for cause prior to the date awards from the 2016 Plan are paid, if any, the participant shall not be deemed to have earned any award under the 2016 Plan and shall not receive any award under the 2016 Plan.

If an employee dies or becomes disabled before the date awards from the 2016 Plan are paid, if any, the Committee may, at its discretion, determine whether the participant has earned any award under the 2016 Plan. If the Committee determines that such participant has earned an award and that the Company will pay an award, the Company will pay any such award not later than March 15, 2017.

In no event will awards under this 2016 Plan be either postponed or accelerated in the event of termination of employment, except as provided herein.

Plan Termination and Amendment

The Committee may amend, modify, terminate or suspend operation of the 2016 Plan at any time. Notice of any such changes will be communicated to participants. In no event, however, will awards under the 2016 Plan be either postponed or accelerated in the event that the 2016 Plan is terminated.

General Provisions

Benefits Not Guaranteed. Neither the establishment of the 2016 Plan nor participation in the 2016 Plan shall provide any guarantee or other assurance that an award will be payable under the 2016 Plan. There is no obligation of uniformity of treatment of employees or participants under the 2016 Plan.

No Employment Right. Participation in the 2016 Plan does not constitute a commitment, guarantee or agreement that the Company will continue to employ any individual and this 2016 Plan shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the 2016 Plan shall be determined in accordance with the laws of the State of Georgia without giving effect to conflicts of law principles.

Severability. The provisions of the 2016 Plan are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the 2016 Plan to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.